Exhibit 10.8

SONIM TECHNOLOGIES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Adopted on October 15, 2019, as amended and restated as of January 1, 2024)

Non-employee directors shall receive, pursuant to this Non-Employee Director Compensation Policy (the “Policy”) the compensation set forth below for their service on the Board of Directors (the “Board”) of Sonim Technologies, Inc. (the “Company”). A non-employee director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This Policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Equity

Initial Grant

Upon appointment or election to the Board, each non-employee director shall, automatically, and without further action by the Board or the Compensation Committee of the Board, be granted an initial award of restricted stock units (“RSUs”) having a grant date Fair Market Value (as defined in the Company’s 2019 Equity Incentive Plan (the “2019 Plan”)) of $60,000 (the “Initial Grant”). The Initial Grant RSUs shall vest in three equal annual installments on the anniversary date on which the non-employee director was appointed to the Board, subject to such non-employee director’s continuous service on each vesting date.

Annual Grant

On the date of each annual meeting of stockholders, each non-employee director who will continue as a non-employee director following such meeting shall, automatically, and without further action by the Board or the Compensation Committee of the Board, be granted an annual award of RSUs having a grant date Fair Market Value (as defined in 2019 Plan) of $60,000 (the “Annual Grant”).

The Annual Grant RSUs will fully vest on the earlier of the first anniversary of the grant date or immediately prior to the next annual meeting of stockholders, subject to continuous service.

If a non-employee director is appointed or elected to the Board other than in connection with an annual meeting of stockholders, then (i) such non-employee director shall be awarded the full Initial Grant as provided above upon such non-employee director’s appointment or election, and (ii) the Annual Grant to be granted to such non-employee director at the first annual meeting of stockholders following such appointment or election shall be pro-rated for the number of months served prior to such annual meeting of stockholders.

The RSUs will be granted under and subject to the terms of the 2019 Plan. The number of shares of common stock subject to each RSU award granted under this Policy will be the quotient of the dollar value of the award divided by the closing price of the Company’s common stock on the date of grant, rounded down to the nearest whole share. Each RSU award granted under this Policy will fully vest upon (a) a Change in Control (as defined in the 2019 Plan) and (b) the non-employee director’s death or Disability (as defined in the Plan).

Cash Retainers

Each non-employee director will be entitled to receive an annual cash retainer of $35,000 for service on the Board and additional annual cash compensation for Board committee membership as follows:

Position	Annual Cash Retainer
Audit Committee Chair	$15,000
Audit Committee Member	$7,500
Compensation Committee Chair	$10,000
Compensation Committee Member	$5,000
Nominating & Corporate Governance Committee Chair	$7,500
Nominating & Corporate Governance Committee Member	$3,750

The chair of each committee is eligible to receive a retainer for service as the chair, but not an additional retainer for service as a member of the committee.

If one is appointed, the non-executive chairman of the Board will also be entitled to receive an additional annual cash retainer of $50,000 and be granted an annual award of RSUs having a grant date Fair Market Value (as defined in 2019 Plan) of $50,000.

Cash retainers shall be paid quarterly in arrears and shall be paid pro-rata for less than a full quarter of service.

The Company will also reimburse all reasonable out-of-pocket expenses incurred by non-employee directors for their attendance at meetings of our Board or any committee thereof. To the extent that any taxable reimbursements are provided to a non-employee director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the non-employee director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the non-employee director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

Note: Non-employee director compensation set forth in this Policy is subject to the 2019 Plan, which currently limits non-employee director compensation (cash and equity combined) to $600,000 per calendar year or $1,000,000 with respect to the non-employee director’s initial year of service.